UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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WISDOMTREE, INC.
(Name of Registrant as Specified In Its Charter)

ETFS CAPITAL LIMITED GRAHAM TUCKWELL BRUCE AUST TONIA PANKOPF
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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ETFS Capital Limited, together with the other participants named herein (collectively, “ETFS Capital”), has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2023 annual meeting of stockholders (the “Annual Meeting”) of WisdomTree, Inc., a Delaware corporation (the “Company”).

Item 1: On the evening of June 6, 2023, ETFS Capital issued the following press release:

Glass Lewis Joins ISS in Recommending WisdomTree Stockholders Vote for Boardroom Change

Glass Lewis Validates Several of ETFS Capital’s Critiques – Finds WisdomTree’s Underperformance Difficult to Overlook and Reasons for Board Change Justified

Glass Lewis and ISS Agreed with ETFS Capital that WisdomTree Failed to Improve Operating Margins Despite Record AUM

ETFS Capital Urges WisdomTree Stockholders to Vote FOR All Three ETFS Capital Nominees on the GOLD Proxy Card Today

NEW YORK, June 6, 2023 -- ETFS Capital Limited (“ETFS Capital”), the largest combined owner of common stock, $0.01 par value (the “Common Stock”), and Series A Non-Voting Convertible Preferred Stock (the “Series A Preferred Stock”) of WisdomTree, Inc. (“WisdomTree” or the “Company”) (NYSE: WT), with ownership of approximately 10.2% of the outstanding Common Stock, which together with its Series A Preferred Stock would represent approximately 18.3% of the Company’s outstanding Common Stock on an as-converted basis, today announced that a second leading independent proxy advisory firm Glass, Lewis & Co. (“Glass Lewis”) recommended that WisdomTree stockholders vote for change in the boardroom.

In its report, Glass Lewis recommended stockholders vote FOR ETFS Capital nominee Tonia Pankopf to WisdomTree’s board of directors (the “Board”) and WITHHOLD from Chairman Frank Salerno, in connection with the Company’s Annual Meeting of Stockholders to be held on June 16, 2023. Glass Lewis’ report follows Institutional Shareholder Services Inc.’s (“ISS”) report issued earlier today that also recommended WisdomTree stockholders vote for boardroom change. ETFS Capital encourages you to vote FOR all three ETFS Capital nominees on the GOLD proxy card today.

Graham Tuckwell, Executive Chairman of ETFS Capital, commented, “We are pleased that a second independent proxy advisor has joined ISS in recognizing the significant underperformance at WisdomTree and the need for change on its long-tenured and entrenched Board. Despite WisdomTree’s campaign of mischaracterizations and distraction tactics, the Board cannot escape the facts about its failure to drive value for stockholders. At the heart of WisdomTree’s problems is a governance structure that is unwilling or unable to hold management to account.”

“If elected, I and the other ETFS Capital nominees, Bruce E. Aust and Tonia Pankopf, will contribute much needed independence, expertise, and relevant backgrounds and experience to the Board, and will add the missing voice of stockholders in the boardroom and be accountable to you, the true owners of the business,” continued Mr. Tuckwell.

In its report recommending WisdomTree stockholders vote for change on WisdomTree’s Board, Glass Lewis*:

Validated several of ETFS Capital’s key criticisms of the Company’s underperformance and ETFS Capital’s arguments for board change:

“Wisdom Tree's shareholder returns prior to ETFS Capital's initial 13D filing and the effective launch of its campaign substantially underperformed both peer groups and the industry index across all periods presented. In particular, for the unaffected three- and five-year and the post-ETFS Acquisition periods, WisdomTree's TSR underperformed the traditional asset manager peer group by roughly 100 percentage points. During the unaffected 10-year period, the Company's underperformance was nearly double that, or 200 percentage points. Such substantial long-term underperformance prior to the Dissident's involvement arguably establishes a sufficient case for change on its own…”

“…it is difficult to overlook the Company’s long-term TSR underperformance, historical and recent reliance on a handful of products that have generated outsized inflows, and an apparent lack of cost control and capital allocation discipline which, in our view, has hindered increased profitability and shareholder returns.”

Joined ISS in recommending that WisdomTree stockholders withhold their votes from Chairman Salerno and recommend voting FOR ETFS Capital nominee Tonia Pankopf:

Glass Lewis: “Based on his lengthy 18-year board tenure and current positions as chair of the board and compensation committee, in light of the Company's poor long term TSR track record and certain governance concerns, as discussed elsewhere in this report, we believe shareholders are justified in opposing the re-election of Mr. Salerno.”

ISS: “While recognizing that targeting the chairman may be viewed as a strong message, Salerno has nevertheless been on the board for 18 years, and the company's TSR has underperformed that of its peers and the index during his chairmanship.”

Glass Lewis: “In his place we believe the expertise and experience of dissident nominee Ms. Pankopf is best suited for the Company's needs and strategic direction at this time. We expect her investment experience, public company board experience, capital markets and corporate finance expertise, particularly in the areas of cost and capital allocation discipline, as well as her independent oversight, would be additive to the current composition of the board, enhanced operational and capital allocation discipline, and help to ensure more favorable outcomes for all shareholders.”

Echoed ISS’ observation in noting WisdomTree’s failure to improve operating margins despite record AUM:

Glass Lewis: “…we tend to agree with one of the Dissident’s central points that long-term underperformance is due, in part, to WisdomTree’s inability to consistently achieve operating leverage by translating AUM growth and inflows into greater revenue growth and profitability. In our view, this aspect of the Company’s performance track record is particularly difficult to overlook when long-tenured directors and executives remain in key leadership and oversight roles.”

ISS: “The gross margin and the operating margin have declined in the five-year period through 2022 … primarily driven by significant growth in compensation and benefits expense during this period, as well as more recently, digital spend. The declines in margin appear to contradict the company's past promises of margin expansion driven by SG&A leverage and raise some questions about management credibility as it relates to expense control.”

Appeared to share ISS’ concerns that the WisdomTree’s long-tenured Board would not, or could not, hold management accountable:

Glass Lewis: “…from a governance perspective, we share certain of the Dissident's concerns regarding a lack of board refreshment at the committee chair level, the potential inability of long-tenured directors to hold management accountable if necessary, an apparent loss of focus around operational execution, and what appears to be a suboptimal incentive structure.”

ISS: “…the board's decision to not re-nominate Fuhr at the 2023 AGM, suggest that the balance of power on the refreshed board is skewed toward the longer-tenured members, who have worked alongside founder Steinberg for 10-18 years. The recent change to Steinberg's employment agreement that incorporates an expanded change of control definition suggests his ongoing significant influence on the board.”

*Permission to use quotations from the Glass Lewis and ISS reports was neither sought nor obtained.

A copy of ETFS Capital’s letter to stockholders, definitive proxy statement, investor presentation, and information on how to vote for ETFS Capital’s three director candidates on the GOLD proxy card or GOLD voting instruction form, are available at www.WiseUpWT.com

Stockholders who have questions, require assistance in voting their GOLD universal proxy card, or need additional copies of ETFS Capital’s proxy materials, are encouraged to contact Okapi Partners at (877) 629-6356 or info@okapipartners.com.

About ETFS Capital Limited

ETFS Capital is a London-based strategic investment company focused on growth opportunities across the ETF ecosystem. As part of its investment process, ETFS Capital receives and analyses many dozens of business ideas and proposals within the ETF ecosphere each year and conducts in-depth technical and commercial due diligence on the companies where it chooses to deploy capital. Thereafter it engages in a hands-on approach, as a partner to management teams and Boards bringing its unparalleled industry-specific expertise for the benefit of those companies.

Investor Contact:

ETFS Capital:

Martyn James
+44 (0) 207-509-0674

or

+1 347 566 8291
campaign@etfscapital.com

Okapi Partners:

Bruce Goldfarb / Chuck Garske
(212) 297-0720 or (877) 629-6356
info@okapipartners.com

Media Contact:

Dan Gagnier / Riyaz Lalani
+1-646-569-5897
ETFS@gagnierfc.com

Item 2: On the evening of June 6, 2023, ETFS Capital posted the following material to www.WiseUpWT.com: